Exhibit 2.2

Execution Copy

PURCHASE AND SALE AGREEMENT

AMONG

OGX PRODUCTION, LP

AND

OGX OPERATING, LLC

AS SELLER

AND

PARSLEY ENERGY, L.P.

AS BUYER

JUNE 4, 2014

i

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SECTION 15.13	SEVERABILITY	35
SECTION 15.14	SURVIVAL OF REPRESENTATIONS AND COVENANTS	35
SECTION 15.15	TIME OF THE ESSENCE	35
SECTION 15.16	COUNTERPART EXECUTION	35
SECTION 15.17	KNOWLEDGE	36
SECTION 15.18	PRESS RELEASES	36
SECTION 15.19	EXCLUSIVITY; WAIVER OF RESCISSION	36
SECTION 15.20	WAIVER OF TRADE PRACTICES ACT	36

EXHIBITS AND SCHEDULES

EXHIBIT A	SUBJECT INTERESTS (LEASES)
EXHIBIT A-1	EASEMENTS
EXHIBIT B	WELLS
EXHIBIT C	ASSIGNMENT AND BILL OF SALE

SCHEDULE 6.14	OUTSTANDING OBLIGATIONS
SCHEDULE 6.17	SUSPENSE AMOUNTS
SCHEDULE 6.24	MATERIAL CONTRACTS

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 4th day of June, 2014, by and among OGX PRODUCTION, LP, a Delaware limited partnership and OGX OPERATING, LLC, a Texas limited liability company (individually and collectively as the context requires, “Seller” as the context requires) and PARSLEY ENERGY, L.P., a Texas limited partnership (“Buyer”). Buyer and Seller are collectively referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 2.02), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer agree as follows:

Article I

Definitions and Usage

Section 1.01 Definitions. Capitalized terms used but not defined herein shall have the meanings given such terms in the Option Agreement. In addition, for purposes of this Agreement, the following terms and their variations have the meanings specified or referred to in this Section 1.01:

“Accounting Statement” — as defined in Section 11.02(a).

“Advisor” — as defined in Section 2.03(g).

“Affiliate” — as defined in Section 2.03(h).

“Agreement” — as defined in the first paragraph of this Agreement.

“Asset” or “Assets” — as defined in Section 2.02.

“Assignment” — as defined in Section 4.02.

“Assumed Environmental Obligations” — as defined in Section 5.01(a).

“Assumed Obligations” — as defined in Section 12.02.

“Business Day” — as defined in Section 11.02(b).

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Indemnitees” — as defined in Section 12.04.

“Claim Notice” — as defined in Section 12.05(b).

“Closing” — as defined in Section 10.01.

“Closing Date” — as defined in Section 10.01.

“Closing Statement” — as defined in the Option Agreement.

“Confidentiality Agreement” — as defined in Section 15.05.

“Contracts” — as defined in Section 2.02(f).

“Control” — as defined in Section 2.03(h).

“Dispute” or “Disputes” — as defined in Section 14.01.

“Documents” — as defined in Section 15.04.

“DTPA” — as defined in Section 15.20.

“Easements” — as defined in Section 2.02(c).

“Effective Time” — as defined in Section 3.02.

“Election Notice” — as defined in Section 14.01.

“Environmental Laws” — as defined in Section 5.01(b).

“Excluded Assets” — as defined in Section 2.03.

“Final Statement” — as defined in Section 11.02(b).

“Final Settlement Date” — as defined in Section 11.02(a).

“Fundamental Representations” means those representations and warranties made by Seller in Section 6.01 through Section 6.06.

“Gas Imbalances” – as defined in Section 11.01.

“Governmental Authority” — as defined in Section 4.01(e).

“Hazardous Substances” — as defined in Section 5.01(c).

“Hydrocarbons” — as defined in Section 2.02(d).

“Indemnified Party” — as defined in Section 12.05(a).

“Indemnifying Party” — as defined in Section 12.05(a).

“Independent Expert” — as defined in Section 14.01.

“Knowledge” — as defined in Section 15.17.

“Lands” – as defined in Section 2.02(a).

“Law” — as defined in Section 1.02(a)(v).

“Leases” — as defined in Section 2.02(a).

“Loss” or “Losses” — as defined in Section 12.03.

“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) that has had, or would reasonably be expected to have, a material adverse effect on the ownership, operation or value of the Assets, taken as a whole.

“NORM” — as defined in Section 5.04.

“Notice of Disagreement” — as defined in Section 11.02(a).

“Option Agreement” – as defined in Section 15.05.

“Parties” or “Party” — as defined in the first paragraph of this Agreement.

“Permitted Encumbrances” — as defined in Section 4.01.

“Person” — as defined in Section 2.03(h).

“Personal Property” — as defined in Section 2.02(d).

“Purchase Price” — as defined in Section 3.01.

“Purchase Price Adjustments” — as defined in Section 10.02(c).

“Records” — as defined in Section 2.02(g).

“Retained Obligations” — as defined in Section 12.01.

“Rules” — as defined in Section 14.01.

“Seller” — as defined in the first paragraph of this Agreement.

“Seller Indemnitees” — as defined in Section 12.03.

“Subject Interest” or “Subject Interests” — as defined in Section 2.02(a).

“Subject Property” — as defined in Section 5.01(a).

“Suspense Amounts” – as defined in Section 6.17.

“Tangible Property” — as defined in Section 13.03.

“Taxes” — as defined in Section 2.03(c).

“Third Party” — as defined in Section 4.01(i).

“Third-Party Claim” — as defined in Section 12.05(b).

“Transfer Taxes” — as defined in Section 11.05.

“Unadjusted Purchase Price” — as defined in Section 3.01.

“Wells” – as defined in Section 2.02(e).

Section 1.02 Usage.

(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes that Person’s successors and assigns but, if applicable, only if those successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes that Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v) reference to any law, rule, regulation, order or decree of any Governmental Authority including any legislative body, court or administrative agency (“Law”) means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated under it, and reference to any section or other provision of any Law means that provision of that Law from time to time in effect and constituting the amendment, modification, codification, replacement or reenactment of that section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding that term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments to them;

(xi) references to any Exhibit or Schedule means an Exhibit or Schedule attached to this Agreement, all of which are incorporated into and made a part of this Agreement; and

(xii) references to any Article or Section means an Article or Section of this Agreement.

(b) Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations under this Agreement shall be made, in accordance with United States generally accepted accounting principles.

(c) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation of this Agreement.

Article II

Assets

Section 2.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 2.02 Assets. Subject to Section 2.03, the term “Assets” (or in the singular “Asset”) means all of Seller’s right, title and interest in and to:

(a) the oil, gas and/or mineral leases, subleases and other leaseholds, mineral fee interests, reversionary interests, carried interests, other fee interests, royalty interests, and overriding royalty interests farmout and farm-in rights, options, net profits interests and other leasehold interests specifically described in Exhibit A, (collectively, the “Leases”), together with all other rights, titles and interests of Seller in the Leases and any other lands or interests covered thereby, associated therewith or pooled, unitized or communitized therewith (the “Lands”), including, without limitation, all working interests, royalty interests, overriding royalty interests, net profits interests, production payments, mineral interests, forced pooled interests, and interests acquired under contracts or otherwise in the Lands covered by the Leases, and any other lands or interests pooled, unitized or communitized therewith (the Leases and the Lands and other interests described above are collectively referred to herein as the “Subject Interests” or, singularly, a “Subject Interest”);

(b) all rights, privileges, benefits and powers conferred upon Seller as holder of the Subject Interests, including with respect to (i) all rights of use and occupation of the surface of and the subsurface depths under the Subject Interests (including any drill sites), and (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest, and (iii) all of Seller’s rights of ingress and egress on the Lands for the purpose of exploring, drilling, operating, and producing the Subject Interests;

(c) to the extent assignable or transferable by Seller (including transferable or assignable with the consent of any applicable Person or Persons), all easements, rights-of-way, subsurface easements, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to and used solely in connection with the Subject Interests, including those described or referred to in Exhibit A-1 (the “Easements”);

(d) to the extent assignable or transferable by Seller (including transferable or assignable with the consent of any applicable Person or Persons), all personal property, equipment, fixtures, inventory and improvements located on and used in connection with the Subject Interests or the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons produced from or attributable to the Subject Interests (collectively, “Hydrocarbons”), byproducts or waste produced from or attributable to the foregoing, including all wellhead equipment, pumps, pumping units, flowlines, gathering and transportation systems, piping, tanks, buildings, meters, treatment facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(e) all wells which are owned by Seller and located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned), including the wells described in Exhibit B (the “Wells”);

(f) to the extent assignable or transferable by Seller (including transferable or assignable with the consent of any applicable Person or Persons), all contracts, warranties, agreements and other arrangements, and all express and implied rights that relate to the Subject Interests, the Leases or the Easements, including communitization, unitization or pooling agreements, production sales contracts, farmout and farm-in agreements, subleases, joint venture or partnership agreements, gas balancing agreements, surface use agreements, operating agreements, service agreements, exploration agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing and treating agreements and other similar contracts, agreements and other arrangements (the “Contracts”), provided that “Contracts” shall not include the instruments constituting the Leases;

(g) to the extent assignable or transferable by Seller (including transferable or assignable with the consent of any applicable Person or Persons), all books, records, files, muniments of title, reports and similar documents and materials, including lease records, well records, and division order records, well and land files, well logs, title records (including abstracts of title, title opinions and memoranda, and title curative documents directly related to the Assets), geological and geophysical data, interpretations and information, contracts and contract files, and correspondence that directly relate to the foregoing interests in the possession or control of Seller (collectively, the “Records”), provided, however, that Seller may retain the copies of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting and auditing purposes;

(h) all proceeds, income, royalties or revenues attributable to the Assets for any period on or after the Effective Time; and

(i) all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods on or after the Effective Time, together with all proceeds from the sale of those Hydrocarbons.

Section 2.03 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated by this Agreement (collectively, the “Excluded Assets”):

(a) all surface fee interests in the lands covered by the Leases or used or held in connection with the Assets;

(b) all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles (as those terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time;

(c) all claims of Seller for, and rights of Seller to, refunds of or loss carryovers with respect to (i) any Taxes with respect to the Assets for any taxable year or period, or portion thereof, that ends at or before the Effective Time, (ii) any Taxes with respect to the Excluded Assets, or (iii) those other refunds, and rights to them, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any Hydrocarbon gathering or transportation agreement; and for purposes of this Agreement, the term “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect of any tax, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, margin taxes, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real or personal property taxes, stamp taxes, production taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing;

(d) all proceeds, income, royalties or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time or (ii) any other Excluded Assets;

(e) all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of those Hydrocarbons;

(f) all of Seller’s proprietary or licensed computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(g) all documents and instruments of Seller (other than title opinions, abstracts of title, runsheets, Leases, Easements and title curative documents) (i) that may be protected by an attorney-client, work product or other privilege; (ii) prepared by or for counsel of Seller; or (iii) received from any financial, commercial or legal advisor of Seller (each, an “Advisor”);

(h) all (i) agreements and correspondence between Seller or any of Seller’s Affiliates and any Advisor relating to the transactions contemplated in this Agreement; (ii) correspondence between Seller or any of Seller’s Affiliates or any Advisor, or any of their respective representatives, and any prospective purchaser other than Buyer; and (iii) correspondence between Seller or any of Seller’s Affiliates or any Advisor or any of their respective representatives with respect to any of the prospective purchasers, the engagement or activities of any Advisor, or the transactions contemplated in this Agreement; and for purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with that Person, where the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person; and the term “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity;

(i) all data and other information that may not be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with Persons not Affiliates of Seller, even if such data or other information is inadvertently disclosed or provided to Buyer (in which case Buyer shall promptly return such data or information to Seller); provided, however, Seller shall use reasonable efforts to obtain permission from the appropriate Person(s) to disclose and/or assign such data and other information to Buyer;

(j) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets;

(k) all corporate, partnership and limited liability company financial and income tax books, accounts, records and documents of Seller or any of Seller’s Affiliates;

(l) all claims and causes of action of Seller (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time; (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); or (iii) with respect to any of the Excluded Assets;

(m) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time;

(n) all amounts due or payable to any Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(o) all amounts resulting from derivative contracts or similar agreements used to manage oil, natural gas, products or other commodity prices whether deemed a hedge, non-hedge or ineffective hedge transaction;

(p) all proceeds, income, revenues or other benefits (including any benefit attributable to any future laws or regulations with respect to “royalty relief” or other similar measures) not otherwise enumerated above, as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time; or (ii) the Excluded Assets;

(q) all Suspense Amounts held in suspense accounts related to the Assets;

(r) all vehicles, vessels, trailers, software, employees, computers and associated peripherals and all radio, telephone and other communication equipment;

(s) all oil, gas or other mineral reserve reports;

(t) all books, records and files that relate to, and only to the extent they relate to, the Excluded Assets;

(u) any records retained by Seller pursuant to Section 2.02(g);

(v) Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(w) all rights of Seller in assets, contracts or rights not described in Section 2.02 or in formations, strata, horizons or depths that are specifically excepted or excluded in the land descriptions contained in Exhibit A; and

(x) all rights of Seller under this Agreement or under any instruments executed and delivered in connection with the Closing.

Article III

Purchase Price

Section 3.01 Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of $127,600,000.00 (the “Unadjusted Purchase Price”), as adjusted in accordance with the provisions of this Agreement and the Option Agreement (the “Purchase Price”).

Section 3.02 Effective Time. If the transactions contemplated by this Agreement are consummated in accordance with the terms and provisions of this Agreement, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, and effective as of 7:00 a.m. local time where the Assets are located on June 1, 2014 (the “Effective Time”).

Article IV

Title Matters

Section 4.01 Permitted Encumbrances. For purposes of this Agreement, the term “Permitted Encumbrances” means any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(a) the terms and provisions of the Leases and Contracts;

(b) any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons from or in them, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’ and operators’ liens or other similar liens, privileges or charges for liquidated amounts not yet delinquent and arising in the ordinary course of business;

(c) any liens for Taxes and assessments not yet delinquent or that are being contested in good faith;

(d) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by law or reserved in oil, gas and other mineral leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve to Seller, Seller’s interests in the Assets;

(e) any obligations or duties affecting the Assets to any federal, state, county, municipal or local government authority or judicial or regulatory agency or instrumentality (“Governmental Authority”) with respect to any franchise, grant, license or permit and all applicable Law or any Governmental Authority;

(f) any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that they do not materially interfere with the operations currently conducted on the Assets;

(g) all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of Hydrocarbon production created or in existence as of the Closing Date;

(h) preferential rights to purchase or similar agreements;

(i) required Third Party consents to assignment or similar agreements; and for purposes of this Agreement, the term “Third Party” means any Person or entity, governmental or otherwise, other than Seller, Buyer, and their respective Affiliates and includes other working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies;

(j) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil, gas or other mineral leases or interests in them that are customarily obtained or made subsequent to such sale or conveyance;

(k) the presence or lack of production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant or compression agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate or liquids production for the extraction of products from them;

(l) liens and security interests that will be released at Closing as provided in Section 10.0 3(f);

(m) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable Law;

(n) all defects and irregularities affecting the Assets that, individually or in the aggregate, (A) do not operate to (1) reduce the net revenue interests of Seller, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the working interests of Seller, or (3) otherwise interfere materially with the operation, value or use of the Assets; (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the working interest of Seller, so long as there is a proportionate increase in Seller’s net revenue interests; or (C) that would not be considered material when applying general industry standards;

(o) any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension, employment, or child support laws or regulations; and

(p) rights of any owners or lessees of any oil and gas interests in formations, strata, horizons or depths other than the formations, strata, horizons or depths included in the Assets.

Section 4.02 Special Warranty of Title. The documents to be executed and delivered by Seller to Buyer transferring title to the Assets as required hereby, including the Assignment and Bill of Sale attached hereto as Exhibit C (the “Assignment”), shall provide for a special warranty of title warranting title by, through and under Seller, but not otherwise, subject to the Permitted Encumbrances and the terms of this Agreement. Buyer’s remedy for breach of Seller’s special warranty of title in the Assignment shall be limited to an amount not exceeding $27,500.00 per affected net mineral leasehold acre.

Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as a breach of Seller’s special warranty of title in the Assignment: (a) defects or irregularities arising out of a lack of evidence of, or other defects with respect to, authorization, execution, delivery or acknowledgment of documents, or a variation in name, unless Buyer provides affirmative evidence that such matter results in another Person’s superior claim of title to the relevant Asset; (b) defects or irregularities that have been cured or remedied by the passage of time, including applicable statutes of limitation and statutes for prescription or preemption; (c) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (d) defects or irregularities resulting from or related to probate proceedings or the lack of probate proceedings if the defects or irregularities have been outstanding for five (5) years or more; (e) conventional rights or reassignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holders of such rights; (f) lack of a survey, unless a survey is required by Law; (g) any failure of the records of any Person to reflect sufficient production or operations to maintain a Lease in force and effect absent reasonable evidence that such failure has caused such Lease to terminate or would result in a termination of such Lease pending only action by the lessor under such Lease; (h) matters based solely on assertions that Seller’s (or the applicable operator’s) files lack information (including title opinions); (i) unreleased instruments executed prior to the year 2009 (including prior oil, gas and/or mineral leases and mortgages) absent reasonable evidence that such instruments continue in force and effect and constitute a superior claim of title to an Asset; (j) calls on oil and/or gas production under existing Contracts, provided that the holder of such right must pay an indexed-based price for any production purchased by virtue of such call on production; or (k) any defect or irregularity as would normally be waived by Persons engaged in the oil and gas business when purchasing producing properties.

Article V

Environmental Matters

Section 5.01 Environmental Definitions.

(a) Assumed Environmental Obligations. For purposes of this Agreement, the term “Assumed Environmental Obligations” means, with respect to Seller’s ownership of the Assets, the operation of the Assets or the condition of the Assets and any surface or subsurface depths used in connection with the Assets, including any pooled, communitized or unitized acreage by virtue of the Assets being a part of the pooled, communitized or unitized area (collectively, the “Subject Property”), all liabilities, losses, claims, obligations, costs or expenses arising from or relating to the following: (i) any violation or alleged violation of, or non-compliance with applicable Environmental Law prior to, on, or after the Effective Time, including the cost of correcting such violations or noncompliance and any fines or penalties arising out of such violations or noncompliance; or (ii) the release, discharge or disposal of Hazardous Substances prior to, on, or after the Effective Time, at, on, in, under, from or migrating to or from the Subject Property, including claims for property damage, loss, injury, damage to natural resources, bodily injury or wrongful death, and any investigation, remediation or monitoring with respect to said Hazardous Substances.

(b) Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” means all Laws pertaining to health (as relates to exposure to Hazardous Substances) or the environment, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(c) Hazardous Substances. For purposes of this Agreement, the term “Hazardous Substances” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

Section 5.02 No Warranty Regarding Environmental Matters. EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 6.21 AND SECTION 6.22, SELLER WILL CONVEY THE ASSETS TO BUYER WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL DEFECTS, EXPRESS, STATUTORY OR IMPLIED, NOT EVEN FOR RETURN OF THE PURCHASE PRICE.

Section 5.03 Physical Condition of the Assets. Buyer acknowledges that the Assets have been used by Seller for oil and gas drilling and production operations and related field operations, and that physical changes in the Assets (or adjacent lands) may have occurred as a result of those uses. In this regard, the Assets may also contain unplugged or improperly plugged wells, wellbores or buried pipelines or other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the property. Buyer understands that Seller does not have the requisite information with which to determine the exact condition of the Assets or the effect that any such use has had on the physical condition of the Assets, and Seller does not make any representation or warranty with respect to those matters and Buyer expressly assumes all liability for those matters (INCLUDING THOSE RESULTING FROM A SELLER INDEMNITEE’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY, BUT EXCLUDING SELLER INDEMNITEE’S WILLFUL MISCONDUCT).

Section 5.04 NORM. Buyer acknowledges that some oilfield production equipment comprising the Assets may contain asbestos and/or naturally occurring radioactive material (“NORM”). In this regard, Buyer specifically acknowledges that NORM may affix or attach itself to the inside of wellbores, materials and equipment as scale or in other forms, and that wells, materials and equipment comprising the Assets or located on a Lease may contain NORM and that NORM containing materials may have been disposed of on a Lease. Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets if and where they may be found, and Buyer assumes Seller’s liability for or in connection with the assessment, remediation, removal, transportation or disposal of any such materials present on the Assets at or after the Effective Time in accordance with all requirements of any Governmental Authority (INCLUDING THOSE RESULTING FROM A SELLER INDEMNITEE’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY, BUT EXCLUDING SELLER INDEMNITEE’S WILLFUL MISCONDUCT).

Article VI

Representations and Warranties of Seller

Each Seller, jointly and severally, represents and warrants to Buyer that:

Section 6.01 Seller’s Existence. Seller is duly formed, validly existing and in good standing under the laws of the State of its formation, and has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 6.02 Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Seller. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a) any provision of Seller’s governing documents; or

(b) any judgment, order, ruling or decree applicable to Seller as a party in interest or any Law applicable to Seller’s interest in any of the Assets, except (i) as would not, individually or in the aggregate, have a Material Adverse Effect, or (ii) as to rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Authorities where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof.

Section 6.03 Execution. The execution, delivery and performance of this Agreement and the transactions it contemplates for Seller are duly and validly authorized by the requisite corporate or other action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents this Agreement requires be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing those other documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05 Bankruptcy. There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

Section 6.06 Proceedings. There is no suit, action, claim, investigation or inquiry by any Person or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller or the Assets, or any of them, that has affected or will affect Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 6.07 Violations. Seller has not violated (and to Seller’s knowledge none of the Assets is in violation of) any Laws (excluding Environmental Laws) applicable to any of the Assets or to the ownership or operation thereof.

Section 6.08 Payment of Royalties. All royalties, overriding royalties and shut-in royalties with respect to the Assets which accrued or are attributable to the period prior to the Effective Time have been properly and fully paid (excluding (i) royalties held in suspense which are accounted for in Section 10.02(b) and (ii) royalties on recent Hydrocarbon production that have accrued but are not delinquent and, to the extent they remain unpaid, are accounted for in the Purchase Price Adjustments set forth in the Final Statement).

Section 6.09 Taxes. As of the execution date of this Agreement, (i) all Tax returns required to be filed by Seller with respect to the Assets have been timely filed and such Tax returns are true, correct and complete in all material respects, (ii) all ad valorem, property, production, severance and similar Taxes with respect to the Assets that are due based on or measured by the ownership of any of the Assets, the production or removal of Hydrocarbons therefrom or the receipt of proceeds therefrom have been properly and timely paid, (iii) there are no liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, (iv) there are no Claims pending or threatened by any Governmental Authority in connection with any Taxes against Seller or the Assets, (v) there are no Tax audits currently pending with respect to any Taxes that would adversely affect the Assets, and (vi) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax pending that would adversely affect the Assets after the Closing. Seller is not a “foreign person” with the meaning of Section 1445 of the Internal Revenue Code.

Section 6.10 Litigation and Claims. Seller has not received any written notice of any suit, action, demand, proceeding, lawsuit or other litigation pending before any Governmental Authority or arbitral tribunal with respect to Seller or any of the Assets, and no suit, action, demand, proceeding, lawsuit or other litigation is pending or, to Seller’s Knowledge, threatened before any Governmental Authority or arbitral tribunal against Seller or any of the Assets.

Section 6.11 Sale Contracts. Except for (a) Contracts governing the sale of Hydrocarbons, or (b) the disposition in the ordinary course of Personal Property no longer suitable for oil and gas field operations, there are no Contracts or options outstanding, in each case to which Seller is a party, for the sale, exchange or transfer of Seller’s interest in the Assets or any portion thereof.

Section 6.12 Take-or-Pay. Seller is not obligated, under a take-or-pay or similar arrangement to which Seller is a party, to allow Hydrocarbons to be sold, without receiving full payments in an amount that corresponds to Seller’s net revenue interest in the Hydrocarbons attributable to any Well, unit or Lease.

Section 6.13 Imbalances. There are no Gas Imbalances or other Hydrocarbon production imbalances existing as of the Effective Time with respect to any of the Assets.

Section 6.14 Outstanding Obligations. Except as otherwise described in Schedule 6.14, there are no (a) outstanding authorizations for expenditures in excess of Fifty Thousand Dollars ($50,000.00), net to Seller’s interest, or (b) other written commitments or proposals to conduct operations on the Assets for which an authority for expenditure would be required under the applicable operating agreement and the amount therefor is in excess of Fifty Thousand Dollars ($50,000.00), net to Seller’s interest.

Section 6.15 Permits. (i) Seller has acquired all necessary permits from appropriate Governmental Authorities to conduct Seller’s operations on the Assets in material compliance with all Laws; (ii) all such permits are in full force and effect and no action, claim or proceeding is pending, nor to Seller’s Knowledge, threatened to suspend, revoke or terminate any such permit or declare any such permit invalid; (iii) Seller is in material compliance with all such permits; (iv) there are no material violations of any such permit that would (or could with notice or lapse of time) result in the termination of such permit; and (v) the transactions contemplated by this Agreement will not adversely affect the validity of any such permit or cause a cancellation of or otherwise adversely affect such permit in any material respect.

Section 6.16 Tax Partnership. No Asset is subject to a Tax partnership agreement or provision requiring a partnership income Tax return to be filed under applicable Law.

Section 6.17 Suspense Amounts. Schedule 6.17 lists all funds held in suspense (by any Seller or its Affiliates as of the Effective Time that are attributable to the Assets (the “Suspense Amounts”), a description of the source of the Suspense Amounts and, if known, the name or names of the Person claiming the Suspense Amounts or to whom the Suspense Amounts are owned.

Section 6.18 Consents. To Seller’s Knowledge, there are no waivers, consents to assign, approvals or similar rights required in connection with the conveyance of the Assets or any portion thereof from Seller to Buyer.

Section 6.19 Preferential Purchase Rights. To Seller’s Knowledge, there are no preferential purchase rights, rights of first refusal, or other similar rights to which the Assets or any portion thereof are subject.

Section 6.20 Wells. To Seller’s Knowledge, all Wells have been, in all material respects, drilled, completed, and operated in compliance with the Leases and all applicable laws and rules, regulations, permits, judgments, orders, and decrees of any court of competent jurisdiction. No Wells that are operated by Seller are currently required to be plugged and abandoned by law, regulation, contract, or judgment, or are subject to an exception to a requirement to plug and abandon issued by a regulatory authority.

Section 6.21 Environmental. To Seller’s Knowledge, all Wells, and all operations conducted by or on behalf of Seller in connection with the Wells are in material compliance with all applicable Environmental Laws and orders or directives of any

Governmental Authority having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of any industrial, hazardous or similar substances and no amounts are required to be paid prior to the Closing Date in order to comply with any such applicable Environmental Laws. Seller has not received any citation, directive, letter or other written communication, or any written notice of any proceeding, claim or lawsuit, from any Person arising out of the ownership or operation of any of the Assets or the conduct of operations thereon which has not heretofore been resolved or complied with, in each case which asserts any violation of applicable Environmental Laws or which would require any corrective or remediation action by Seller under applicable Environmental Law, and the Seller does not have actual knowledge of any basis therefor. To Seller’s Knowledge, all Personal Property complies with all Environmental Laws in all material respects in order to operate the Wells as currently operated. Seller has obtained and is maintaining all Permits or other authorizations from any Governmental Authority that are presently necessary or required in all material respects for the operation of the Wells as currently operated. Notwithstanding anything to the contrary contained in this Agreement, all representations and warranties made or given by Seller in this Agreement with respect to environmental matters or compliance with Environmental Laws are solely and exclusively set forth in this Section 6.21 and Section 6.22, and all other representations and warranties made or given by Seller in this Agreement shall not be construed to include environmental matters or compliance with Environmental Laws.

Section 6.22 Notices. Seller has not received written notice which has not heretofore been complied with in all respects, of any material violation of laws, rules or regulations (federal, state and local) issued with respect to the Assets.

Section 6.23 Liens. Other than the Permitted Encumbrances, there are no liens (including mechanics, materialman’s, repairman’s, employees’, contractors’, operators’ or mineral liens) encumbering any of the Assets, and, to Seller’s Knowledge, no such liens have been filed or threatened to be filed against any of the Assets.

Section 6.24 Material Contracts.

(a) To Seller’s knowledge, Schedule 6.24 sets forth all Contracts of the type described below (collectively, the “Material Contracts”):

(i) any Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Contract that is a Hydrocarbon purchase and sale, transportation, processing or similar Contract that is not terminable without penalty upon 90 days or less notice;

(iv) any Contract that constitutes a lease under which any Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon 90 days or less notice and (B) involves an annual base rental of more than $100,000; and

(v) any Contract that is a farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or similar Contract.

(b) Seller has not received written notice of its default under any of the Material Contracts (which default has not been cured or otherwise resolved).

(c) To Seller’s knowledge, the Material Contracts are in full force and effect.

Article VII

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 7.01 Buyer’s Existence. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 7.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Buyer. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a) any provision of Buyer’s governing documents;

(b) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any Law applicable to Buyer.

Section 7.03 Execution. The execution, delivery and performance of this Agreement and the transactions it contemplates for Buyer are duly and validly authorized by all requisite corporate or other action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents this Agreement requires be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at the Closing those other documents will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 7.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer.

Section 7.06 Proceedings. There is no suit, action, claim, investigation or inquiry by any Person or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 7.07 Qualifications. Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets and has, and shall maintain, all necessary bonds to own and operate the Assets.

Section 7.08 Investment. Buyer is an “accredited investor,” as that term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution in violation of the Securities Act of 1933, as amended, and the rules and regulations under that statute, any applicable state blue sky laws or any other applicable securities laws. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

Section 7.09 Independent Investigation. Buyer is an experienced and knowledgeable investor in the oil, gas and mineral resources industry. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and their value. Buyer is knowledgeable of the usual and customary practices of producers such as Seller, including reliance on the advice of experts (e.g., reservoir and facility engineers, attorneys, tax advisors, accountants, valuation specialists and environmental consultants), and it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets, upon the representations and warranties in Article VI and upon the covenants of Seller in this Agreement, and not on any other representations, warranties or covenants of Seller or any other Person.

Except for the representations and warranties expressly made by Seller in Article VI of this Agreement, or in the Assignment, Buyer represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Buyer has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, Buyer represents and acknowledges that Seller has made and will make no representation or warranty, except for Seller’s representations and warranties in Section 6.21 and Section 6.22, regarding any matter or circumstance relating to Environmental Laws, environmental liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets.

Article VIII

Seller’s Conditions to Close

The obligations of Seller to consummate the transaction provided for in this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01 Representations. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifiers) as of the date of this Agreement and on the Closing Date as though made on and as of those dates.

Section 8.02 Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Article IX

Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for in this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01 Representations. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifiers) as of the date of this Agreement and on the Closing Date as though made on and as of those dates.

Section 9.02 Performance. Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by Seller at or prior to the Closing.

Section 9.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Article X

The Closing

Section 10.01 Time and Place of the Closing. If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied or waived in writing, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, whose address is 400 N. Marienfeld, Suite 200, Midland, Texas 79701, or at such other place reasonably designated by Seller, on June 4, 2014, at 9:00 a.m. local time in Midland, Texas (the “Closing Date”).

Section 10.02 Adjustments to Purchase Price at the Closing.

(a) At the Closing, the Purchase Price shall be increased by the following amounts:

(i) an amount equal to all prepaid ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Assets, and any prepaid costs, including rentals and insurance premiums, insofar as such prepaid taxes and costs relate to periods of time after the Effective Time;

(ii) an amount equal to all operating and capital costs and expenses (including without limitation rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead charges allowable under applicable accounting procedures (COPAS), and including any charges incurred by Seller as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) previously paid by Seller that are attributable to the Assets and attributable to the period of time from and after the Effective Time;

(iii) the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the sales connection or upstream of the applicable sales meter as of the Effective Time, such value to be the actual price received for such Hydrocarbons upon the first sale thereof or absent a sale, then such value shall be based upon the average market price posted in the area for Hydrocarbons of similar quality and grade in effect as of the Effective Time, less all applicable royalties, production or severance Taxes, gravity adjustments and transportation expenses necessary to market such production;

(iv) all proceeds actually paid to Buyer from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues paid to Buyer that arise out of the ownership or operation of the Assets prior to the Effective Time;

(v) an amount equal to all Taxes (other than income taxes, ad valorem, property and similar taxes) that are incurred and paid by Seller in connection with the ownership or operation of the Assets from and after the Effective Time; and

(vi) as provided in Section 5.02 of the Option Agreement, and any other amounts provided for in this Agreement, the Option Agreement or agreed by Buyer and Seller.

(b) At the Closing, the Purchase Price shall be decreased by the following amounts:

(i) an amount equal to all unpaid ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Assets insofar as such unpaid Taxes relate to periods of time prior to the Effective Time, which amount shall, to the extent not actually assessed, be computed based on such Taxes and assessments for the preceding taxable year (such amount to be prorated for the period of Seller’s ownership prior to the Effective Time);

(ii) all proceeds actually collected by Seller from sales of Hydrocarbons that are produced and saved from and after the Effective Time;

(iii) an amount equal to the Suspense Amounts relative to the Assets for which Buyer has assumed responsibility under Section 12.02; and

(iv) any other amount provided for in this Agreement or agreed by Buyer and Seller.

(c) The adjustments described in Sections 10.02(a) and (b) above are referred to as the “Purchase Price Adjustments.” To the extent that the amount of any Purchase Price Adjustment is not determinable with certainty by Seller prior to the Closing, the amount of such Purchase Price Adjustment shall be determined by Seller, for purposes of determining the Purchase Price paid at Closing, based upon Seller’s estimate as set forth in the Closing Statement.

Section 10.03 Actions of Seller at the Closing. At the Closing, Seller shall:

(a) execute, acknowledge and deliver to Buyer the Assignment, in sufficient counterparts for filing in each appropriate county;

(b) execute and deliver to Buyer the Closing Statement;

(c) subject to the provisions of Section 11.03 regarding the Records, deliver to Buyer possession of the Assets;

(d) deliver to Buyer a certificate under Section 1445(b)(2) of the Code executed by Seller, providing that Seller is not a foreign Person;

(e) execute and deliver to Buyer appropriate change of operator forms on those Assets operated by Seller or Seller’s Affiliates;

(f) deliver to Buyer recorded or recordable releases of all mortgage liens, security interests and financing statements granted by Seller or any of Seller’s Affiliates that encumber the Assets, if any;

(g) execute and deliver to Buyer letters-in-lieu of transfer or division orders relating to the Assets to reflect the transaction contemplated hereby, which letters shall be on forms prepared by Seller and reasonably satisfactory to Buyer;

(h) Seller shall deliver to the Texas Railroad Commission change of operator forms designating Buyer as the operator of the Wells and the Leases currently operated by any Seller and any Seller that is currently an operator of the Assets shall execute and deliver resignation of operatorship letters reasonably acceptable to Buyer; and

(i) execute, acknowledge and deliver any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement as may be reasonably requested by Buyer.

Section 10.04 Actions of Buyer at the Closing. At the Closing, Buyer shall:

(a) deliver to Seller the Purchase Price in immediately available federal funds (with the adjustments and credits provided in this Agreement and the Option Agreement by wire transfer to accounts designated by written notice to Buyer from Seller on or before the Closing;

(b) execute and deliver to Seller the Closing Statement;

(c) deliver to Seller written evidence of Buyer’s compliance with the qualification and bonding requirements of Section 7.07;

(d) subject to the provisions of Section 11.03 regarding the Records, take possession of the Assets; and

(e) execute, acknowledge and deliver the Assignment and any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement.

Article XI

Post-Closing Obligations

Section 11.01 Gas Imbalances. For purposes of this Agreement, “Gas Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to gas produced from or allocated to the Subject Interests, regardless of whether such over-production or under-production, imbalance or make-up obligation arises at the wellhead, pipeline, gathering system, transportation or other location and regardless of whether the same arises under contract or by operation of Law. BUYER ASSUMES ALL RIGHTS AND LIABILITIES RELATING TO GAS IMBALANCES INCLUDING ANY REVENUE ADJUSTMENT CAUSED BY SUCH GAS IMBALANCES AND AGREES TO DEFEND AND INDEMNIFY SELLER INDEMNITEES FROM AND AGAINST ANY CLAIM, BY

ANYONE, ARISING OUT OF SUCH GAS IMBALANCES REGARDLESS OF A SELLER INDEMNITEE’S NEGLIGENCE OR FAULT (INCLUDING STRICT LIABILITY), BUT EXCLUDING SELLER INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 11.02 Final Accounting Statement.

(a) On or before the ninetieth (90th) day after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth a detailed calculation of the actual Purchase Price Adjustments (the “Accounting Statement”). The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date, and the allocation of revenues and expenses as determined in accordance with Section 10.02. Seller shall provide Buyer such data and information as Buyer reasonably may request supporting the amounts reflected on the Accounting Statement to permit Buyer to agree to the Accounting Statement. The Accounting Statement shall become final and binding on the Parties on the thirty-first (31st) day following receipt by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to that date, and upon such Notice of Disagreement, the Accounting Statement will be final and binding with respect to all matters other than those specified in the Notice of Disagreement. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute evidenced by the Notice of Disagreement in accordance with Article XIV.

(b) If the amount of the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing, then Buyer shall pay to Seller the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable). If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Seller shall refund to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable). For purposes of this Agreement, the term “Final Statement” means (i) the final Accounting Statement as finalized pursuant to Section 11.02(a), or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the final Accounting Statement reflecting those resolutions. For purposes of this Agreement, the term “Business Day” means any calendar day excluding Saturdays, Sundays and other days on which national banks are closed for business in Midland, Texas.

(c) The Parties agree that any and all payments pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 11.03 Records. Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours no later than three (3) Business Days after the Closing to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right to retain copies of any of the Records and the rights granted under Section 15.04.

Section 11.04 Further Cooperation. After the Closing Date, Seller and Buyer, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other reasonably may request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party under this Agreement and to have all expenditures to be made with respect to the Assets be made by the proper Party under this Agreement. To the extent a Party receives funds after the Closing Date, other than funds described in and allocated pursuant to Section 10.02(a) or (b), to which another Party is entitled, the receiving Party will promptly, but in any event no later than ten (10) days after receipt, transfer such funds to the Party so entitled. To the extent a Party receives any invoice or statement after the Closing Date that is the responsibility of another Party, the receiving Party will promptly, but in any event no later than ten (10) days after receipt, send the invoice or statement to the appropriate Party.

Section 11.05 Transfer Taxes. Buyer shall be responsible for the timely payment of, and shall indemnify, defend and hold harmless Seller Indemnitees from and against, all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement, including any and all legal costs associated with them. Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to any such Transfer Taxes; provided, however, that Seller shall cooperate with Buyer and take any action reasonably requested by Buyer which does not cause Seller to incur any cost or inconvenience to minimize any such Transfer Taxes. For purposes of this Agreement, the term “Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

Section 11.06 Operation of the Assets after the Closing. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the operated Assets following the Closing and Buyer assumes full responsibility for operating (or causing the operation of) all such Assets following the Closing.

Article XII

Obligations and Indemnification

Section 12.01 Retained Obligations. Following the Closing, but subject to Section 12.04, Seller shall retain (but only to the extent Buyer has provided Seller with a timely Claim Notice in accordance with Section 12.04(a) and not otherwise, and only to the extent the same do not constitute Permitted Encumbrances or Assumed Environmental Obligations) all costs, expenses, liabilities and obligations of Seller related to claims of Buyer arising in connection with (a) the breach by Seller of any representation or warranty set forth in this Agreement to the extent any such representation or warranty survives Closing; (b) any damages to property owned by a Third Party or for personal injury, illness, bodily injury, or death of any Person and attributable to the ownership, use and/or operation of the Assets for all periods prior to the Effective Time; (c) any Losses (as defined below) relating to claims by any current or former employee of Seller or its Affiliates, including, but not limited to, claims for past wages, termination or harassment (collectively, the “Retained Obligations”).

Section 12.02 Assumed Obligations. Following the Closing, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation of the Assets (other than the Retained Obligations), whether attributable to periods before, at or after the Effective Time, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY OF THE SELLER INDEMNITEES, BUT EXCLUDING SELLER INDEMNITEE’S WILLFUL MISCONDUCT, including those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets; (b) Gas Imbalances; (c) payment of the Suspense Amounts (it being agreed that, notwithstanding anything in this Agreement to the contrary, Buyer shall be solely responsible for the distribution of all Suspense Amounts to Third Parties relating to the Assets and for which there is a Purchase Price adjustment pursuant to Section 10.02); (d) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time; (e) obligations to properly plug and abandon or re-plug or re-abandon or remove or bury wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets; (f) the Assumed Environmental Obligations; (g) all unpaid ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Assets; (h) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement; and (i) any Retained Obligation as to which Seller does not have, or no longer has, an obligation to indemnify Buyer in accordance with the terms of this Agreement (collectively, the “Assumed Obligations”).

Section 12.03 Buyer’s Indemnification. FOLLOWING THE CLOSING, BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER AND SELLER’S SHAREHOLDERS, PARTNERS, MEMBERS, MANAGERS, AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, SUCCESSORS, HEIRS AND ASSIGNS (COLLECTIVELY, THE “SELLER INDEMNITEES”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING THOSE INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY OR PRE-EXISTING DEFECTS AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (COLLECTIVELY, THE “LOSSES” OR IN THE SINGULAR, A “LOSS”) AS A RESULT OF, ARISING OUT OF, OR RELATED TO THE ASSUMED OBLIGATIONS, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY OF THE SELLER INDEMNITEES, BUT EXCLUDING SELLER INDEMNITEE’S WILLFUL MISCONDUCT.

Section 12.04 Seller’s Indemnification. FOLLOWING THE CLOSING, SELLER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER AND BUYER’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES AND SUBSIDIARIES (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO THE RETAINED OBLIGATIONS, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES, BUT EXCLUDING BUYER INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; provided, however, notwithstanding anything to the contrary contained in this Agreement, (a) Seller’s obligations under this Section 12.04 (excluding Seller’s obligations under this Section 12.04 related to Seller’s breach of the Fundamental Representations, Seller’s breach of the representations and warranties in Section 6.08 or Section 6.09, and Seller’s Retained Obligations identified in Section 12.01(b) or Section 12.01(c), all of which shall survive indefinitely) shall apply only if and to the extent Buyer provides Seller with a Claim Notice complying with Section 12.05 on or before the day occurring eighteen (18) months after the Closing, (b) Buyer shall bear sole responsibility for the aggregate Losses associated with all such claims (excluding claims asserted under Section 12.04 solely as to claims based on Seller’s breach of the Fundamental Representations, Seller’s breach of the representations and warranties in Section 6.08 or Section 6.09, or Seller’s Retained Obligations identified in Section 12.01(b) or Section 12.01(c), all of which shall not be subject to a threshold) up to a threshold percentage of two percent (2%) of the Unadjusted Purchase Price, it being intended by the Parties that Seller be obligated only to the extent of those Losses that exceed two percent (2%) of the Unadjusted Purchase Price, and (c) Seller’s aggregate liability under this Section 12.04 is limited to an amount equal to ten percent (10%) of the Unadjusted Purchase Price. INDEMNIFICATION UNDER THIS SECTION 12.04 SHALL BE BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY RETAINED OBLIGATION, AND SELLER’S LIABILITY WITH RESPECT TO ANY RETAINED OBLIGATION SHALL BE SUBJECT TO THE PROCEDURES AND LIMITATIONS ON TIMING AND AMOUNT PROVIDED IN THIS SECTION 12.04 AND IN SECTION 12.05. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION IS TIMELY MADE WITHIN THE APPLICABLE SURVIVAL PERIOD SET FORTH ABOVE, SUCH SURVIVAL PERIOD SHALL BE EXTENDED (SOLELY WITH RESPECT TO SUCH CLAIM FOR INDEMNIFICATION TIMELY MADE WITHIN THE APPLICABLE SURVIVAL PERIOD SET FORTH ABOVE) UNTIL THE FINAL RESOLUTION OF SUCH CLAIM.

Section 12.05 Notices and Defense of Indemnified Matters.

(a) For purposes of this Section 12.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the party or parties having an obligation under this Article XII to another party or parties with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the party or parties having the right to be indemnified or otherwise protected with respect to such Losses by another party or parties pursuant to this Agreement.

(b) To make a claim under any of Section 12.03 or 12.04, an Indemnified Party must notify the Indemnifying Party of its claim under this Section 12.05, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim is based upon a claim by a Third Party against the Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall provide its Third-Party Claim Notice promptly after the Indemnified Party has actual knowledge of the Third-Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third-Party Claim; provided, however, that the failure of any Indemnified Party to give timely notice of a Third-Party Claim as provided in this Section 12.05 shall relieve the Indemnifying Party of its obligations under Section 12.03 or 12.04 (as applicable) only to the extent that failure results in insufficient time being available to permit the Indemnifying Party to defend effectively against the Third-Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third-Party Claim.

(c) In the case of a claim based upon a Third-Party Claim, the Indemnifying Party, on or before the thirtieth (30th) day after its receipt of the Claim Notice, shall notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the Third-Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and before the expiration of this 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability to defend the Third-Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third-Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement of the Third-Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third-Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 12.05. Without the written consent of the Indemnified Party, an Indemnifying Party shall not (i) settle any Third-Party Claim or consent to the entry of any judgment with respect to any Third-Party Claim which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third-Party Claim or (ii) settle any Third-Party Claim or consent to the entry of any judgment with respect any Third-Party Claim in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability to defend the Third-Party Claim or admits its liability but fails diligently to prosecute or settle the Third-Party Claim, then the Indemnified Party shall have the right to defend against the Third-Party

Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability to defend the Third-Party Claim and assume the defense of the Third-Party Claim at any time prior to its settlement or final determination. If the Indemnifying Party has not yet admitted its liability for a Third-Party Claim defense, the Indemnified Party shall notify the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, on or before the tenth (10th) day following receipt of that notice (i) to admit in writing its liability for the Third-Party Claim defense, and (ii) if liability is so admitted, to reject, in its reasonable judgment, the proposed settlement.

(f) In the case of a claim not based upon a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Third-Party Claim Notice (i) to cure the Losses complained of, (ii) to admit its liability for those Losses, or (iii) to dispute the claim for those Losses. If the Indemnifying Party does not notify the Indemnified Party within this 30-day period that it has cured the Losses or that it disputes the claim for those Losses, the amount of those Losses shall conclusively be deemed a liability of the Indemnifying Party.

Article XIII

Limitations on Representations and Warranties

Section 13.01 Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.

Section 13.02 Sale “As Is” “Where Is”. BUYER REPRESENTS THAT IT HAS INSPECTED, OR WILL HAVE THE OPPORTUNITY TO INSPECT, THE ASSETS AND IF CLOSING OCCURS, WILL ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS, AND EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 6.21 AND SECTION 6.22, BUYER FOREVER RELEASES SELLER INDEMNITEES FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING, REGARDLESS OF WHETHER CAUSED BY OR ATTRIBUTABLE TO A SELLER INDEMNITEE’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE CLOSING. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 6.21 AND SECTION 6.22, BUYER WAIVES ANY RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES SELLER INDEMNITEES AND AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, INCLUDING ATTORNEYS’ FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND

ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING OR ANY LAW OR REGULATION APPLICABLE TO THE ASSETS, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. § 9601 et. seq.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. § 6901 et. seq.), THE CLEAN WATER ACT (33 U.S.C. §§ 466 et. seq.), THE SAFE DRINKING WATER ACT (14 U.S.C. §§ 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 7401 et. seq.), AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE CLOSING, AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE STRICT LIABILITY OF A SELLER INDEMNITEE OR TO THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF A SELLER INDEMNITEE, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLER INDEMNITEE PRIOR TO CLOSING.

Section 13.03 DISCLAIMER REGARDING THE ASSETS. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY BUILDINGS, FACILITIES, WELLS, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL/MOVABLE PROPERTY CONSTITUTING PART OF THE ASSETS (COLLECTIVELY, THE “TANGIBLE PROPERTY”), INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE TANGIBLE PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE TANGIBLE PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE TANGIBLE PROPERTY AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 13.04 DISCLAIMER REGARDING INFORMATION SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES, AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER

MATERIALS (WRITTEN, ELECTRONIC OR ORAL) NOW, IN THE PAST OR IN THE FUTURE FURNISHED TO BUYER BY OR ON BEHALF OF SELLER OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

Article XIV

Dispute Resolution

Section 14.01 Scope; Appointment of Independent Expert. All disputes among the Parties regarding calculation of the Final Statement or revisions thereto (“Disputes”) shall be exclusively and finally resolved pursuant to this Article XIV. If the Parties are unable to reach resolution as to any such outstanding Dispute within five (5) days following delivery of a written notice from either Buyer or Seller to the other Party that Buyer or Seller, as applicable, intends to submit such Dispute to the Independent Expert for resolution pursuant to this Article XIV, then any Party may, by written notice to the other Parties (an “Election Notice”), elect to submit such Dispute to a single arbitrator (the “Independent Expert”), who shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the delivery of such Election Notice. The Independent Expert shall be a senior partner of an independent accounting firm mutually acceptable to Buyer and Seller. The Independent Expert shall not have had a substantial relationship with any Party or any Affiliate of any Party during the two (2) years prior to such selection;

In the absence of an agreement regarding selection of an Independent Expert within fifteen (15) days of the delivery of the Election Notice, the Independent Expert shall be selected as would a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) notwithstanding the selection method and criteria set forth above.

Section 14.02 Additional Procedures. All proceedings under this Article XIV shall be held in Midland, Texas and shall be conducted in accordance with the Rules, to the extent such Rules do not conflict with the terms of this Article XIV. The Independent Expert’s final determination shall be made within twenty-one (21) days after submission of the matters in dispute to the Independent Expert, and the Independent Expert shall agree to comply with this schedule before accepting appointment. In making its determination, the Independent Expert shall be bound by terms of this Agreement, to the extent applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Independent Expert are necessary to make a proper determination. Additionally, the Independent Expert may consult with and engage disinterested advisors for advice, including without limitation petroleum engineers. The Independent Expert shall act as an expert for the limited purpose of determining the Dispute and may not award damages, interest or penalties to any Party with respect to any matter. Seller and Buyer shall each bear their own legal fees and other costs. Seller and Buyer shall each bear one-half of the costs and expenses of the Independent Expert, including those which relate to any disinterested advisor utilized by the Independent Expert.

Section 14.03 Binding Nature. The decision and award of the Independent Expert with respect to any arbitration under this Article XIV shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

Section 14.04 Confidentiality. Except to the extent necessary to enforce a decision and award of the Independent Expert, to enforce other rights of the Parties hereunder, or as required by applicable law or the rules of any stock exchange on which the securities of any Party or any of their Affiliates are listed or are in the process of being listed, the Independent Expert and Parties, and their counsel, consultants and other representatives, shall maintain as confidential the fact any proceedings are ongoing, or have been completed, under this Article XIV, any decision and award of the Independent Expert and all documents prepared and submitted by any Party, or its counsel, consultants and other agents and representatives, in connection with any proceedings under this Article XIV. The confidentiality obligations in this Section 14.04 shall survive termination of this Agreement.

Article XV

Miscellaneous

Section 15.01 Names. As soon as reasonably possible after the Closing, but in no event later than the forty-fifth (45th) day after the Closing, Buyer shall at Buyer’s expense remove the name of Seller and Seller’s Affiliates, or any variations on them, from all of the operated Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the operated Assets, in a name other than the name of Seller or any of Seller’s Affiliates, or any variations of them.

Section 15.02 Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and no Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 15.03 Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall at Buyer’s expense (a) record the Assignment of the Assets, and any lien releases related to the Assets executed or delivered at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies; (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator of the operated Assets; (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and the designation of Buyer as the operator of the operated Assets; and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer under this Agreement, that have not been obtained prior to Closing. Buyer shall at Buyer’s expense promptly provide Seller with copies of all filings, approvals and consents required pursuant to this Section 15.03. Buyer shall take any and all action required by any Governmental Authority to obtain unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

Section 15.04 Document Retention. As used in this Section 15.04, the term “Documents” means all files, documents, books, Records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller retained either the original or a copy of), including financial accounting and Tax records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than five (5) years following the Closing Date (or for such longer period as may be required by applicable Law), and shall allow Seller or Seller’s representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at Seller’s expense.

Section 15.05 Entire Agreement. This Agreement, the Confidentiality Agreement dated March 17, 2014, between Seller and Buyer (the “Confidentiality Agreement”), the Option Agreement dated April 10, 2014, between Seller and Buyer (the “Option Agreement”) and the documents to be executed under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement, the Confidentiality Agreement, the Option Agreement and the documents to be entered into under this Agreement. Any supplement, amendment, alteration, modification or waiver of this Agreement shall be binding only if executed in writing by the Parties and specifically referencing this Agreement.

Section 15.06 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other of its provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.07 Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 15.08 No Third Party Beneficiaries. Except as provided in Section 12.04 and except for other provisions in this Agreement relating to Buyer’s obligations to Seller Indemnitees, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 15.09 Assignment. A Party may assign or delegate any of its rights or duties under this Agreement only with the prior written consent of the other Party, and any assignment made without such consent shall be void. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

Section 15.10 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

Section 15.11 Jurisdiction. THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED (IF AT ALL) ONLY IN THE DISTRICT COURTS OF TEXAS IN MIDLAND COUNTY OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS LOCATED IN MIDLAND COUNTY, TEXAS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 15.12 Notices. Any notice, communication, request, instruction or other document required or permitted under this Agreement shall be given in writing and delivered in person or by courier, email or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

If to Seller:	OGX PRODUCTION, LP.
400 N. Marienfeld, Suite 200
Midland, Texas 79701
Attention: Mr. Richard Coats
Email: richard@ogxresources.com
Fax: 432-686-7109

If to Buyer:	PARSLEY ENERGY, LP
500 W. Texas Avenue, Suite 1100
Midland, Texas 79701
Attention: Mr. Mike Hinson
Email: mhinson@parsleyenergy.com
Fax: 432-818-2122

KELLY HART & HALLMAN LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76107
Attention: Andrew Rosell
Email: Andrew.rosell@kellyhart.com
Fax: 817-878-1118

Any Party may, by written notice so delivered to the other Party, change its address for notice purposes under this Agreement.

Section 15.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 15.14 Survival of Representations and Covenants. The representations and warranties of Seller set forth in Sections 6.07 and 6.10 through 6.24 shall survive the Closing for a period of eighteen (18) months. All other representations and warranties shall survive the Closing indefinitely, provided that nothing herein shall extend the eighteen (18) month period after Closing (to the extent such eighteen (18) month period expressly applies to Seller’s obligations as set forth in Section 12.04(a)) during which Buyer may send a Claim Notice claiming indemnification in accordance with Section 12.04(a). All covenants contained in this Agreement that are performable or to be performed on or prior to the Closing Date shall terminate at Closing. All covenants contained in this Agreement that are performable or to be performed after Closing shall survive until fully performed. The obligations and covenants of Buyer under this Agreement that survive the Closing shall be deemed covenants running with the land.

Section 15.15 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 15.16 Counterpart Execution. This Agreement may be executed in any number of counterparts (including by facsimile or email transmission), and each such counterpart shall be effective as to each Party that executes the same whether or not all of the Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 15.17 Knowledge. Whenever a statement in this Agreement is qualified by a phrase such as to Seller’s “Knowledge,” the Parties intend that the only information to be attributed to Seller is information actually known by a current officer of Seller who devotes attention to such matters during the course of his or her employment.

Section 15.18 Press Releases. Neither Seller nor Buyer, nor any Affiliate thereof, shall make any press release regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without (a) in the case of announcements by Seller or Seller’s Affiliates, the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, or (b) in the case of announcements by Buyer or its Affiliates, the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; provided, however, the foregoing shall not restrict disclosures by Buyer or Seller (i) to the extent that such disclosures are required by applicable securities or other Law or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, or (ii) to Governmental Authorities and Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents. Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 15.18.

Section 15.19 Exclusivity; Waiver of Rescission.

(a) Buyer agrees that after Closing, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by Seller pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto or with respect to the Retained Obligations, the relief and remedy available to Buyer in respect of said liability, breach, default, or nonperformance shall be limited to the extent properly claimable hereunder and subject to the terms and provisions of Article XII.

(b) Buyer acknowledges that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer waives any right to rescind this Agreement or any of the transactions contemplated hereby.

Section 15.20 Waiver of Trade Practices Act.

(a) It is the intention of the parties that Buyer’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”). As such, Buyer hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes. Buyer acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $25,000,000 or more according to its most recent financial statement prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b) Buyer expressly recognizes that the price for which Seller has agreed to perform Seller’s obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Buyer further recognizes that Seller, in determining to proceed with the entering into this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

(c) In addition to the foregoing, and in order to ensure compliance with Texas’ DTPA Section 17.42(c), Buyer waives all rights it may possess, if any, under the DTPA with the following certification:

WAIVER OF RIGHTS

BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:		BUYER:

OGX PRODUCTION, LP		PARSLEY ENERGY, L.P.
By:	OGX GP, LLC	By:	Parsley Energy Management, LLC
	Its General Partner	Its General Partner

By:	/s/ Frank M. Agar, Jr.	By:	/s/ Michael W. Hinson
	Frank M. Agar, Jr.		Michael W. Hinson
	Vice President		Vice President, Land

OGX OPERATING, LLC

By:	/s/ Frank M. Agar, Jr.
Frank M. Agar, Jr.
President

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Purchase and Sale Agreement